Exhibit 99.5

[Form of] NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD

(SHARE PRICE PERFORMANCE)

AMPCO-PITTSBURGH CORPORATION
2016 OMNIBUS INCENTIVE PLAN AS AMENDED AND RESTATED

FOR GOOD AND VALUABLE CONSIDERATION, Ampco-Pittsburgh Corporation (the “Corporation”) hereby grants this Restricted Stock Unit Award (the “Award”) of the number of Restricted Stock Units set forth in this Notice of Grant of Restricted Stock Unit Award (the “Notice”) to the Grantee designated in this Notice, pursuant to the provisions of the Corporation’s 2016 Omnibus Incentive Plan (as amended, the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Unit Award (the “Terms”). Together, this Notice, the attached Terms and all Exhibits hereto constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Grantee:

Grant Date:

# of Restricted Stock Units Subject to the Award:

Performance Period:

Vesting Schedule: Subject to the terms of the Plan and this Agreement, the Restricted Stock Units shall become earned and vested, and shares of Common Stock shall be issued in settlement of vested Restricted Stock Units, in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date(s):

(a) Performance-Vesting Conditions. The number of Restricted Stock Units that become earned and vested (if any) will be determined based on performance during the Performance Period in accordance with the performance measure set forth in Exhibit A.

(b) Time-Vesting Conditions. In addition to the performance-vesting conditions stated above, and except as expressly provided in the Notice below, as applicable, or as otherwise provided pursuant to the terms of the Plan, the Grantee must remain continuously employed with the Corporation through the later of the date on which the Performance-Vesting Conditions are satisfied or the following date(s) (the “Service Vesting Date”) to become earned and vested in any Restricted Stock Units (after adjustment for performance):

Service Vesting Date	% Vesting

No Restricted Stock Units shall become earned and vested following Grantee’s Separation from Service, except as expressly provided in the Notice below, as applicable, or as otherwise provided pursuant to the terms of the Plan. Restricted Stock Units that become earned and vested shall be settled as soon as practicable following the end of the Performance Period, subject to written certification of the performance results under Exhibit A by the Compensation Committee.

Impact of Separation from Service on Vesting and Acceleration of Vesting on or Following a Change in Control: See Exhibit B

Counterparts: This Award may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

By signing below, the Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan and the attached Terms.

Grantee: Ampco-Pittsburgh Corporation:

By:

Title:

Date:

EXHIBIT A

Share Price Performance Conditions

Performance Goals:

The Performance-Vesting Conditions for the Restricted Stock Units shall be satisfied upon the date (the “Performance Vesting Date”) on which the average closing or last price of a share of Common Stock on the composite tape or other comparable reporting system for the principal national securities exchange on which the Corporation’s Common Stock is listed for the ten trading days ending on such Performance Vesting Date is equal to or greater than $_______.

EXHIBIT B

Separation from Service and Change in Control

(a) Impact of Separation from Service; Change in Control. If the Grantee has a Separation from Service or a Change in Control before the end of the Performance Period, then any unearned Restricted Stock Units shall become earned and vested or be canceled subject to the following terms, as applicable:

(i) Death or Disability. If Grantee has a Separation from Service due to the Grantee’s death or Disability, 100% of the Time-Vesting Conditions shall be deemed satisfied, provided that for the avoidance of doubt the Restricted Stock Units shall not become earned or vested until such time as the Performance-Vesting Conditions have been satisfied.

(ii) Change in Control. If a Change in Control occurs:

(A) 100% of the total number of shares of Common Stock subject to the Restricted Stock Unit will vest if 100% of the Performance-Vesting Conditions have been satisfied on the date of such Change in Control; or

(B) the total number of shares of Common Stock subject to the Restricted Stock Unit will vest in proportion to ratio of (i) the difference between (a) the closing or last price of a share of Common Stock on the composite tape or other comparable reporting system for the principal national securities exchange on which the Corporation’s Common Stock is listed on the date of such Change in Control (or the trading day immediately preceding such Change in Control) and (b) the closing or last price of a share of Common Stock on the composite tape or other comparable reporting system for the principal national securities exchange on which the Corporation’s Common Stock is listed on the last trading day immediately preceding the Performance Period to (ii) the difference between (c) $10.00 and (d) the closing or last price of a share of Common Stock on the composite tape or other comparable reporting system for the principal national securities exchange on which the Corporation’s Common Stock is listed on the last trading day immediately preceding the Performance Period.

Solely for purposes of example, if the closing or last price of a share of Common Stock on the composite tape or other comparable reporting system for the principal national securities exchange on which the Corporation’s Common Stock is listed were as follows:

Event	Closing or Last Price
Trading day immediately preceding the Performance Period	$2.50
Change in Control	$7.50

then, the Restricted Stock Unit would vest as follows:

($7.50-$2.50)/($10.00-$2.50)x(# of Restricted Stock Units Subject to the Award) =

66.7% of the # of Restricted Stock Units Subject to the Award

(iii) Retirement. Subject to the conditions hereof, if the Grantee has a Separation from Service due to a retirement from Service occurring on or after _______ upon satisfaction of the Performance-Vesting Conditions during the Performance Period any unearned Restricted Stock Units will become earned and vested in accordance with the following schedule (any such retirement from Service on or after the age and minimum years of Services as a Service Provider, a “Qualified Retirement”):

Minimum Age	Minimum Years of Service	% of Restricted Stock Units Vested
55	10	100%
60	8	100%
65	Not applicable	100%

For the avoidance of doubt, no Restricted Stock Units shall vest unless and until the Performance-Vesting Conditions are satisfied during the Performance Period and any unearned Restricted Stock Units at the completion of the Performance Period will be forfeited.

At least 60 days prior to the date of such Qualified Retirement, Grantee shall give notice to the Corporation of Grantee’s election to retire. Such notice shall set forth the name of the Grantee, Grantee’s proposed date of the Qualified Retirement and state Grantee’s election to retire from services pursuant to a Qualified Retirement. Within 30 days of receipt of such notice, the Committee shall accept or reject such retirement election as a Qualified Retirement, which decision shall be made by the Committee in its sole discretion. The Corporation shall notify the Grantee in writing of its confirmation or rejection of such Qualified Retirement within 15 days of making such determination. If the Committee does not make a determination with respect to such Qualified Retirement election, the retirement from Services shall be deemed a Qualified Retirement and the Restricted Stock Units shall be deemed to be vested, provided that no Restricted Stock Units shall be deemed to be vested solely due to the Corporation’s failure to notify Grantee of the Committee’s determination.

(iv) Any other Separation from Service. If the Grantee has a Separation from Service for any reason other than as specified in subparagraph (i) above during the Performance Period, all of the unvested Restricted Stock Units shall be immediately canceled as of the date of Separation from Service.

Notwithstanding the foregoing, if a written agreement between the Grantee and the Corporation expressly provides for vesting of all or a portion of the Award in connection with a Separation from Service not otherwise provided above, vesting under the terms of such written agreement shall control.

(b) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Disability” means “disability” as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Grantee is employed. Notwithstanding the foregoing, if this Award constitutes nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provides for an accelerated payment in connection with any Disability, Disability shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

The Restricted Stock Unit Award (the “Award”) granted by Ampco-Pittsburgh Corporation (the “Corporation”) to the Grantee specified in the Notice of Grant of Restricted Stock Unit Award (the “Notice”) to which these Terms and Conditions of Restricted Stock Unit Award (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, and these Terms. The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. Together, the Notice, these Terms and all Exhibits to the Notice and these Terms constitute the “Agreement.” A prospectus describing the Plan has been delivered to the Grantee. The Plan itself is available upon request. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). For purposes of this Agreement, any reference to the Corporation shall include a reference to any Subsidiary.

1.
Grant of Units.

(a) As of the Grant Date set forth in the Notice, the Corporation grants to the Grantee the number of Restricted Stock Units (“Units”) set forth in the Notice. Each Unit represents the right to receive one share of Stock at a future date after the Unit has become earned and vested, subject to the terms and conditions of this Agreement.

(b) The Units covered by this Award shall become earned and vested in accordance with the schedule set forth in the Notice. Each earned and vested Unit shall be settled on the date(s) specified in the Notice by issuance of one share of Common Stock on or as soon as administratively practicable (but no more than 75 days) after the applicable vesting and/or settlement date specified in the Notice, subject to the requirements of Section 4 (Responsibility for Taxes), Section 6 (Regulatory Restrictions on the Shares Issued Upon Settlement) and Section 7(k) (Recovery of Compensation) of this Agreement.

(c) Units constitute an unfunded and unsecured obligation of the Corporation. The Grantee shall not have any rights of a stockholder of the Corporation with respect to the shares of Common Stock underlying the Units unless and until the Units become earned and vested and are settled by the issuance of shares of Common Stock. Upon issuance of shares of Common Stock in connection with the settlement of vested Units, the Grantee shall be the record owner of the shares of Common Stock unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Corporation (including voting rights).

(d) The Grantee may designate a Beneficiary to receive payment in connection with the Units in the event of the Grantee’s death in accordance with the Corporation’s beneficiary designation procedures, as in effect from time to time. If the Grantee does not designate a Beneficiary, or if the Grantee’s designated Beneficiary does not survive the Grantee, then the Grantee’s Beneficiary will be the Grantee’s estate.

(e) Units earned will receive dividend equivalents paid in cash (without interest) based on the dividend rates in effect during the vesting period applied to the number of Units the Grantee earns, which will be subject to the vesting provisions set forth in the Notice. Cash dividend equivalents accrued on the earned Units will be paid in cash on or about the same time the earned Units are settled and paid.

2.
Restrictions. Subject to any exceptions set forth in this Agreement, until such time as the Units become earned and vested and are settled in shares of Common Stock in accordance with Section

1, the Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Units will be forfeited by the Grantee and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Corporation.

3.
Cancellation of Rights. If any portion of the Units fail to become earned and vested (for example, because the Grantee fails to satisfy the vesting conditions specified in the Notice prior to a Separation from Service), then such Units shall be immediately forfeited as of the date of such failure and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Corporation.

4.
Responsibility for Taxes.

(a) Regardless of any action the Corporation takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that the Corporation (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Units or the subsequent sale of shares of Common Stock acquired upon vesting; and (ii) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b) Prior to vesting of the Units, the Grantee shall pay or make adequate arrangements satisfactory to the Corporation to satisfy all minimum withholding obligations of the Corporation. In this regard, the Grantee authorizes the Corporation to withhold all applicable minimum Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation paid to the Grantee by the Corporation or from proceeds of the sale of the shares of Common Stock. Alternatively, or in addition, to the extent permissible under applicable law, the Corporation may (i) sell or arrange for the sale of shares of Common Stock that the Grantee acquires to meet the minimum withholding obligation for Tax-Related Items, and/or (ii) withhold shares of Common Stock, provided that the Corporation only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount. Finally, the Grantee shall pay to the Corporation any amount of Tax-Related Items that the Corporation may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to issue and deliver shares of Common Stock in payment of any earned and vested Units if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 4.

5.
Grantee Representations. The Grantee hereby represents to the Corporation that the Grantee has read and fully understands the provisions of this Agreement, the prospectus and the Plan, and the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

6.
Regulatory Restrictions on the Shares Issued Upon Settlement. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations on the issuance of shares of Common Stock with respect to this Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (iii) any applicable Corporation policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.
7.
Miscellaneous.

(a) Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Corporation may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Corporation from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Corporation, may designate in writing from time to time.

(b) Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments or negotiations concerning the Award are superseded.

(d) Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law, and applicable federal law.

(f) Venue. Any arbitration, legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in the County of Allegheny, Pennsylvania and no other venue.

(g) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(h) Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan, the Award, and the Agreement, and all such action by the Committee shall be final, conclusive, and binding upon the Corporation and the Grantee.

(i) No Right to Continued Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Corporation or affect the right of the Corporation to terminate the Grantee’s employment or service at any time.

(j) Further Assurances. The Grantee agrees, upon demand of the Corporation or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Corporation or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

(k) Recovery of Compensation. The Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Corporation to implement such requirements, and (iii) the Corporation’s Clawback Policy, as in effect from time to time, all to the extent determined by the Committee to be applicable to the Grantee.

(l) Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(m) Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Shares shall be adjusted or terminated in any manner as contemplated by the Plan.

(n) Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Shares subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Shares or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.